EXHIBIT 21

SUBSIDIARIES OF NORTHERN STATES FINANCIAL CORPORATION

Bank of Waukegan
1601 N. Lewis Avenue
Waukegan, Illinois 60085
State of Incorporation — Illinois
A Wholly-Owned Subsidiary of
Northern States Financial Corporation

72